Exhibit 107

The prospectus for the Citibank Credit Card Issuance Trust Class 2025-A2 Notes of June 2030 (Legal Maturity Date June 2032) to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate offering price of such Class A Notes is $749,775,975.